Exhibit 5.1

November 21, 2022

SatixFy Communications Ltd.

12 Hamada St.

Rehovot 670315 Israel

Re: SatixFy Communications Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to SatixFy Communications Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) registering the resale, by the selling shareholders named therein, of (A)(i) 8,544,284 ordinary shares, no par value (the “Ordinary Shares”), of the Company, which were issued and registered by the Company in connection with the merger (the “Merger”) contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated as of March 8, 2022, by and among the Company, Endurance Acquisition Corp. and SatixFy MS, as amended on June 13, 2022 and August 23, 2022, (ii) up to 7,630,000 private placement warrants (the “Private Placement Warrants”), which were assumed by the Company and previously registered by the Company in connection with the Merger contemplated by the Business Combination Agreement, and (iii) up to 17,630,000 Ordinary Shares issuable by the Company upon the exercise of the public warrants issued to former Endurance shareholders (“Public Warrants”) and Private Placement Warrants, which were assumed by the Company and previously registered by the Company in connection with the Merger contemplated by the Business Combination Agreement, (iv) up to 846,434 Ordinary Shares (the “Francisco Shares”) issued to certain entities affiliated with Francisco Partners L.P. in a private placement in connection with the Debt Financing (as defined in the Registration Statement), (v) up to 1,605,100 Ordinary Shares (the “FPA Shares”) issued to Vellar Opportunity Fund SPV LLC – Series 7 and ACM ARRT G LLC pursuant to the stock purchase agreement entered into in connection with the Forward Purchase Agreement (as defined in the Registration Statement) and (vi) up to 1,047,857 Ordinary Shares (the “Escrow Shares”) held in escrow under subscription agreements in connection with the PIPE Financing (as defined in the Registration Statement) and (B)(i) 2,000,000 Ordinary Shares issued by the Company in the PIPE Financing (the “PIPE Shares”), (ii) up to 1,000,000 redeemable warrants (the “PIPE Warrants”) to purchase Ordinary Shares issued by the Company in the PIPE Financing and (iii) up to 1,000,000 Ordinary Shares issuable by the Company upon the exercise of the PIPE Warrants.

This opinion is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K, each promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) a draft of the amended articles of association of the Company, to be in effect immediately prior to the closing of the Merger (the “Amended Articles”); (iv) resolutions of the board of directors of the Company (the “Board”) and the shareholders of the Company (the “Shareholders”) which have heretofore been approved and relate to the Registration Statement and to the consummation of the transactions contemplated by the Business Combination Agreement and other actions to be taken in connection therewith; (v) the Business Combination

Agreement, (vi) the applicable warrant agreements for the Public Warrants, Private Placement Warrants and PIPE Warrants; and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Ordinary Shares, the Francisco Shares, the FPA Shares, the Escrow Shares and PIPE Shares that have been previously issued by the Company have been duly authorized, and are validly issued, fully paid and non-assessable; (ii) the Private Placement Warrants and PIPE Warrants, assuming they were executed and delivered in accordance with the provisions of the applicable warrant agreements governing such warrants, have been duly authorized, validly issued, fully paid and non-assessable; and (iii) the Ordinary Shares issuable upon the exercise of the Public Warrants, Private Placement Warrants and PIPE Warrants have been duly authorized, and when issued and delivered against payment therefore pursuant to the applicable warrants and related warrant agreements, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Gross & Co.